INTERFUND LENDING AGREEMENT

As of December 12, 2016

Interfund Lending Agreement (the “Agreement”), dated as of the date first written above, by and among each of the Invesco registered investment management companies listed on Exhibit A, as such Exhibit A may be modified from time to time to add or subtract a registered management company, and Invesco Advisers, Inc. (the “Adviser”);

WHEREAS, the registered investment management companies, which are open-end management companies (each an “Investment Company,” and collectively, the “Investment Companies”), may each be divided into one or more distinctive portfolios (each a “Fund” and collectively, the “Funds”), and each Fund is separately managed in accordance with its own investment objective(s) and restrictions;

WHEREAS, certain of the Funds desire to borrow funds for temporary purposes to satisfy redemption requests or to cover Temporary Overdrafts (as defined below) (each such borrowing Fund is hereinafter referred to as a “Borrower”); and

WHEREAS, certain Funds and the closed-end funds (each a “Closed-End Fund,” and collectively, the “Closed-End Funds” and collectively with the Funds, each an “Invesco Fund” or together, the “Invesco Funds”) are willing to lend funds to one or more Funds from time to time on the terms set forth below (each such lending Fund and Closed-End Fund is hereinafter referred to as a “Lender”);

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Definitions. As used herein, the following terms shall have the meanings assigned to them below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Application” means the Application filed by Invesco Funds Group, Inc. and certain Invesco Funds on November 13, 1998, and amended on October 15, 1999 and December 7, 1999, requesting an order under section 6(c) of the 1940 Act, for an exemption from sections 18(f) and 21(b) of the 1940 Act; under section 12(d)(l)(J) of the 1940 Act, for an exemption from section 12(d)(1) of the 1940 Act; under sections 6(c) and 17(b) of the 1940 Act, for an exemption from sections 17(a)(1), 17(a)(2), and 17(a)(3) of the 1940 Act; and under section 17(d) of the 1940 Act and rule 17d-l under the 1940 Act to permit the Advisers and the Invesco Funds to participate in a joint lending and borrowing facility and the no action letter issued by the SEC on February 12, 2002.

“Bank” has the meaning ascribed to that term in the 1940 Act and the rules and regulations thereunder.

“Bank Loan Rate” means the rate calculated by the Interfund Lending Committee according to a formula established by the Trustees intended to approximate the lowest interest rate at which bank short-term loans would be available to the Funds.

“Borrowing Instructions” has the meaning specified in Section 3.1.

“Business Day” means a day on which the New York Stock Exchange, Inc. is open for the purpose of transacting business.

“Credit Arrangements” means any credit arrangements that an Investment Company may have with respect to a Fund for borrowing for temporary or emergency purposes in connection with net redemptions of the Funds or to cover Temporary Overdrafts.

“Custodian” means the entity that acts as the Borrower’s custodian for purposes of Section 17(f) of the 1940 Act.

“Daily Yield” means the one day yield on the Money Market Fund.

“Interfund Lending Committee” means the an interdepartmental committee of the Adviser responsible to administer the interfund credit facility.

“Interest Rate” means a daily interest rate that is the average of the Repo Rate and the Bank Loan Rate.

“Lending Instructions” has the meaning specified in Section 3.1.1.

“Loan” has the meaning specified in Section 2.

“Loan Account” has the meaning specified in Section 3.5.

“Maximum Amount” has the meaning specified in Section 2.

“Money Market Fund” means the money market fund registered under the 1940 Act and advised by any entity controlling, controlled by or under common control with Invesco and having the greatest amount of assets.

“Obligations” means all of the obligations (whether direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising) of a Borrower to a Lender hereunder.

“Outstanding Secured Borrowing” means any loan advance made to a Fund either under this Agreement or under a Credit Arrangement which is secured by assets of the Fund.

“Pledge Demand” has the meaning specified in Section 3.11.

“Prospectus” means with respect to each Fund the prospectus that constitutes Part A of the respective Fund’s registration statement on Form N-1A as filed with the SEC.

“Repo Rate” means the highest rate available to the Money Market Fund from investments in overnight repurchase agreements.

“SEC” means the Securities and Exchange Commission.

“Secured Loan” has the meaning in Section 2(e).

“Statement of Additional Information” means with respect to each Fund the Statement of Additional Information that constitutes Part B of the respective Fund’s registration statement on Form N-1A as filed with the SEC.

“Temporary Overdraft” means a temporary overdraft occurring when a sale of a security “fails” due to circumstances beyond the seller’s control, such as a delay in the delivery of cash to the Fund’s custodian or improper delivery instructions by the broker effecting the transaction.

“Trustees” means the Board of Trustees of an Invesco Fund.

“Unsecured Loan” means any Loan other than a Secured Loan.

Section 2. Lending Facility. Subject to the terms and conditions of this Agreement, each Lender may from time to time in its discretion loan its funds (“Loan”) to any Borrower. Each Loan shall be made for a term of the lesser of (a) the time required to receive payment for securities sold, (b) seven (7) days or (c) the maturity of any outstanding loan or advance to the Borrower under its Credit Arrangements. The maximum principal amount of all Loans outstanding with respect to any Borrower at any time shall not exceed the Maximum Amount the Borrower is permitted to borrow at such time under:

(a) applicable laws and regulations;

(b) the provisions of Section 5.2;

(c) agreements with federal, state, local or foreign governmental authorities or regulators applicable to the Borrower or limitations specified in the Application, all as amended and in effect from time to time;

(d) limitations on borrowing adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere, as amended and in effect from time to time; and

(e) in the case of Loans for which the Borrower is required to provide collateral pursuant to Section 3.11 (“Secured Loans”), any limitations specified in the Security Agreement and limitations on the pledging of assets adopted by the Borrower in its Prospectus, Statement of Additional Information or elsewhere.

As used herein, the term “Maximum Amount” means the maximum amount that the Borrower is permitted to borrow in accordance with the provisions of the preceding sentence.

Section 3. Loans.

§3.1 Procedural Requirements. All Loans shall be requested and funded in accordance with the procedures set forth herein and such other procedures as may be adopted from time to time by the Trustees of each Invesco Fund.

§3.1.1 Borrowing and Lending Instructions. Each Fund shall provide the Interfund Lending Committee with standing instructions as to its desire to act as a Borrower when and if such Fund has borrowing needs (“Borrowing Instructions”) and each Invesco Fund shall provide the Interfund Lending Committee with standing instructions as to its desire to act as a Lender when such Invesco Fund has uninvested cash balances (“Lending Instructions”). A Fund may not be a Borrower and a Lender at the same time. The Funds may revoke or change Borrowing or Lending Instructions by notifying the Interfund Lending Committee.

§3.1.2 Allocation Procedures. On each occasion that a Fund that has provided Borrowing Instructions to the Interfund Lending Committee has borrowing needs, the Interfund Lending Committee will seek to match the amount and term of the Fund’s borrowing needs with the cash available from the Invesco Funds that have provided Lending Instructions in accordance with allocation and administrative procedures established by the Trustees.

No Loan may be allocated to a Lender with respect to a Fund unless the Interest Rate is higher than the Repo Rate and, if applicable, the Daily Yield, and lower than the Bank Loan Rate. No Loan may be allocated to a Borrower that has outstanding borrowings unless the Interest Rate is equal to or lower than the interest rate on any outstanding bank loan of the Borrower.

§3.1.3 Funding the Loans. If a Loan has been allocated to a Lender and Borrower pursuant to Section 3.1.2, and the Loan is otherwise in compliance with the requirements set forth in the Application, the Lender shall make such Loan to the Borrower. Each Loan made by the Lender to the Borrower shall be wired (or transferred if Borrower and Lender have the same Custodian) at the Borrower’s expense in accordance with the wiring instructions for each Fund maintained by an Adviser, as in effect from time to time, to an account maintained on the Borrower’s behalf by its Custodian for the Fund in respect of which such Loan is made.

§3.1.4 Obligations Arising from Loan. Each Loan made by the Lender to the Borrower shall:

(a) obligate the Borrower to borrow the principal amount of the Loan at the Interest Rate applicable thereto for the term thereof solely for use by the Borrower;

(b) constitute a representation and warranty by the Borrower to the Lender that (i) the Loan requested thereby (A) is permitted under the Borrower’s most recent Prospectus and Statement of Additional Information, (B) is in accordance with the requirements of any applicable SEC order of exemption applicable to the Borrower, (C) will not, when made, cause the aggregate indebtedness of the Borrower to exceed the Maximum Amount then in effect, and (D) will be used by the Borrower only in accordance with the provisions of Section 3.7 hereof, and (ii) all of the representations and warranties of the Borrower contained in Section 4 hereof are true and correct as of the date of such Loan as though made on and as of such dates; and

(c) constitute a representation and warranty by the Lender to the Borrower that the Loan thereby (i) is permitted under the Lender’s most recent Prospectus and Statement of Additional Information and, in the case of a Closed-End Fund, a more recent shareholder report providing changes to the Closed-End Fund’s investment policies and/or restrictions, and (ii) is in accordance with the requirements of the Application.

§3.2 Repayment of Loans. The principal amount of each Loan shall be repaid by the Borrower from the assets of the Borrower upon the earlier of (a) one Business Day after demand by the Lender or (b) the expiration of the term of such Loan.

§3.3 Interest. The outstanding principal amount of each Loan shall bear interest until maturity at the Interest Rate. Interest accrued on each Loan shall be paid by the Borrower upon the earlier of (a) one Business Day after demand by the Lender, or (b) the maturity of such Loan. Amounts overdue hereunder (including, without limitation, overdue principal, and, to the extent permitted by law, overdue interest, fees, charges and expenses) shall bear interest until paid at a rate equal to the sum of (a) the Interest Rate applicable to such Loan prior to its maturity and (b) an additional amount equal to 2%.

§3.4 Prepayments. Loans may be prepaid without penalty prior to the date on which such Loan is due and payable.

§3.5 Loan Records Accounts. Promptly after a Loan has been made, a member of the Interfund Lending Committee shall note on records for the Borrower and Lender, confirming (a) the principal amount of such Loan, (b) the Interest Rate applicable thereto and (c) the maturity thereof. The Interfund Lending Committee will maintain a separate account on its books for each Lender and Borrower (a “Loan Account”) on which the following information will be recorded, in accordance with the Advisers’ customary accounting practice, (a) all Loans made by a Lender to a Borrower, (b) all payments of such Loans made to a Lender and (c) all other charges and expenses properly chargeable to the Borrower. The debit balance of each Fund’s Loan Account shall reflect the amount of the Borrower’s indebtedness from time to time to the Lenders hereunder. Any written statement maintained by the Interfund Lending Committee regarding the Loan shall, in the absence of manifest error, constitute conclusive evidence of the indebtedness of the Borrower to the Lender as of the date of such statement, provided, however, that the failure of the Interfund Lending Committee to make such statement shall not impair the validity or binding nature of the Borrower’s Obligations with respect to such Loan.

§3.6 Computations. All computations hereunder shall be computed on the basis of the actual number of days elapsed and the actual number of days in the year.

§3.7 Use of Proceeds. The proceeds of each Loan made hereunder with respect to any Fund shall be used only by such Fund for temporary or emergency purposes in accordance with its Prospectus and Statement of Additional Information to satisfy redemption requests or to cover Temporary Overdrafts.

§3.8 Discretionary Facility. It is acknowledged and agreed by each Borrower that each Lender has no obligation to make any Loan hereunder unless it has issued Lending Instructions, and that the decision whether or not to issue Lending Instructions under this Agreement is within the sole and exclusive discretion of each Lender. It is acknowledged and agreed by each Lender that no Borrower is obligated to borrow money hereunder unless it has issued Borrowing Instructions.

§3.9 Termination of Participation in Interfund Credit Facility. Each Lender and each Borrower may terminate its participation in this Agreement at any time by written notice to the Interfund Lending Committee.

§3.10 Recourse to Assets. Loans made to any Fund shall be repaid solely from the assets of such Fund, and a Lender shall have no right of recourse or offset against the assets of any other Fund with respect to such Loans or any default in respect thereto. Each Lender’s liability under this Agreement with respect to a Loan shall be solely limited to the Lender’s assets and each Borrower hereby waives any and all rights it may have against any other Funds or Lenders with respect to such Loan or any default by a Lender with respect thereto.

§3.11 Collateral Security for Loans. As a condition precedent to making any Loan to any Borrower or continuing any Loan made to any Borrower hereunder, the Lender shall require in the event that the Borrower’s outstanding borrowings from all sources immediately after the Loan would exceed 10% of its total assets, or the Borrower has Outstanding Secured Borrowings, that the Borrower shall have first entered into a security agreement in form satisfactory to Borrower and Lender (the “Security Agreement”) and pledge stock or other securities thereunder as collateral for such Loan (“Pledge Demand”). The minimum market value of the stock and other portfolio securities of the Borrower required to be pledged to the Lender hereunder with respect to any Secured Loan shall be determined by the Lender in its discretion but, in all cases, shall be not less than the 102% of the outstanding principal value of the Loan. Each pledge of collateral required pursuant to this Section 3.11 shall be made in accordance with and subject to the terms and conditions set forth in the Security Agreement, and shall be effected (a) in the case of any pledge required as a condition precedent to making any Secured Loan hereunder, prior to making such Secured Loan, and (b) in the case of any pledge required as a condition precedent to continuing any Loan hereunder, within 24 hours after delivery to the Borrower of the Pledge Demand therefor.

Section 4. Representations and Warranties.

Each Borrower for itself only represents and warrants to each Lender and each Lender for itself only represents and warrants to each Borrower on the date hereof, and as to any Borrower or Lender on the date of any borrowing, as follows:

(a) It is a Fund of an Investment Company or a Closed-End Fund that is duly organized and validly existing under the laws of its jurisdiction of organization and is qualified to do business in every other jurisdiction where lack of such qualification would have a material adverse effect on the business, assets or condition (financial or otherwise) of the Fund or Closed-End Fund.

(b) The Fund is registered as an open-end management investment company under the 1940 Act. The Closed-End Fund is registered as a closed-end management investment company under the 1940 Act.

(c) The execution, delivery and performance by the Investment Company or Closed-End Fund of this Agreement on behalf of itself and, if applicable, its Funds (i) are within its power, (ii) have been duly authorized by all necessary action, and (iii) will not (A) contribute to or result in a breach of or default under or conflict with any existing law, order, regulation or ruling of any governmental or regulatory agency or authority, any order, writ, injunction or ruling of any court or other tribunal, or any indenture, lease agreement, instrument or other undertaking to which the Investment Company or Closed-End Fund is a party or by which it or its property or assets may be bound or affected, or (B) result in the imposition of any liens or encumbrances on any property or assets of the Invesco Fund or (C) require any additional approval or consent of, or filing with, shareholders of such Invesco Fund or any governmental or regulatory agency or authority bearing on the validity of any borrowing pursuant to this Agreement, or (D) violate any provision of the Invesco Fund’s organizational documents or bylaws, or any amendment thereof or any provision of the Fund’s most recent Prospectus or Statement of Additional Information or the Closed-End Fund’s most recent shareholder report.

(d) This Agreement is a legally valid and binding obligation of the Invesco Fund, enforceable against the Invesco Fund in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles relating to or limiting the rights of creditors generally.

(e) No additional authorization, approval, or other action by, and no notice to or filing with, any shareholder of the Invesco Fund, creditor, or governmental or regulatory agency or authority is required for the due and valid execution, delivery and performance of this Agreement by the Invesco Fund the exercise by the Fund of any rights and remedies under this Agreement.

Section 5. Covenants.

§5.1 Covenants in Effect Until Termination of Agreement. Until all of the obligations have been performed in full and its participation in the Lending Facility has been terminated as provided herein, each Borrower covenants as follows:

(a) At any time and from time to time, it will, at its own expense, promptly execute and deliver or file all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may request, in order to perfect, protect, validate or preserve any security interest granted, or pledged to the Lender pursuant to Section 3.11 or to enable the Lender to exercise and enforce its rights and remedies thereunder with respect thereto.

(b) It will file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due.

(c) It will comply with all of its investment policies and restrictions and all applicable laws, and regulations.

(d) It will promptly notify the Lender of any material change in its investment policies or restrictions.

(e) It will make available to the Lender upon request from time to time the most recent reports required by Section 30(d) of the 1940 Act.

(f) At any time as may be necessary to comply with Section 3.11, the Borrower shall deliver an agreement, in a form satisfactory to each Lender duly executed by the Borrower and its Custodian, that establishes procedures for the making, maintaining and releasing each pledge of securities required by Section 3.11.

§5.2 Covenants in Effect While Loans are Outstanding. Each Borrower covenants that, so long as any principal of or interest on any Loan made to it is outstanding:

(a) It will not, as long as any Unsecured Loan is outstanding hereunder, create or permit to exist any encumbrance in favor of any person or entity other than the Lender upon any of the assets of the Borrower other than encumbrances created in connection with portfolio investments of the Borrower to the extent permitted by the provisions of its Prospectus and Statement of Additional Information (and not for the primary purpose of borrowing money), such as: (i) margin amounts on or segregated assets for derivatives contracts as required by law, (ii) obligations to resell securities in connection with the purchase of such securities under repurchase agreements, (iii) obligations to redeliver cash or securities in connection with pledges of such cash or securities in favor of the Borrower under securities lending agreements and master note agreements, and (iv) liens in favor of its Custodian to secure custodian advances that are not made under Credit Arrangements.

(b) It will not take out any Loan that (1) immediately after such Loan would cause the Borrower’s total outstanding borrowings to exceed 33-1/3% of the Borrower’s total assets (or such lesser percentage as provided in a Borrower’s Prospectus and Statement of Additional Information), or (2) would cause such Borrower’s total borrowings from all sources to exceed 10% of such Borrower’s total assets unless any Loan hereunder is secured in accordance with Section 3.11.

(c) The Borrower will not, as long as any Loan made with respect to the Borrower is outstanding, allow the total amount of such Borrower’s Loans, as measured on the day when the most recent Loan was made, to exceed the greater of 125% of such Borrower’s total net cash redemptions or 102% of Temporary Overdrafts for the preceding seven (7) calendar days.

(d) It will notify Lender if it draws on its Credit Arrangements, borrows from other Lenders under the Agreement, or borrows from other parties.

(e) It will notify the Lender promptly of (i) any material change in its Prospectus or Statement of Additional Information, and (ii) the occurrence of any event which would make any of the representations and warranties contained herein, or in any document, instrument or certificate delivered in connection herewith, untrue or inaccurate in any material respect.

Section 6. Default.

§6.1 Events of Default. The occurrence of any one or more of the following events (“Events of Default”) shall constitute an immediate Event of Default with respect to the Borrower (it being understood that an Event of Default with respect to one Borrower shall not constitute an Event of Default of any other Borrower):

(a) The Borrower shall fail to pay principal of, or interest on, any Loan as and when due, or the Borrower shall fail to perform any of its other Obligations; or

(b) There shall be a default by the Borrower under any Credit Arrangement, whether such Credit Arrangement now exists or shall hereafter be created, which default extends beyond any period of grace provided with respect thereto and which default relates to (i) the obligations to pay the principal of or interest on any such indebtedness under the Credit Arrangement or (ii) an obligation other than the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause, or to permit the lender under the Credit Arrangement to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(c) Any representation or warranty made by the Borrower in Section 4, or in connection with any Loan made to or pledge of pledged collateral made by the Borrower, shall prove to have been incorrect in any material respect when made; or

(d) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any governmental or public authority shall take over possession or control of a substantial part or the Borrower’s business; or any of the Borrower’s property shall become subject to attachment or other involuntary lien or levy; or any action or proceeding shall be commenced by the Borrower seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, seeking the entry of an order for relief or the appointment of a receiver, trustee, of similar official for it or for any substantial part of its property, or any such proceeding is commenced against it which results in the entry of an order for such relief or such proceeding is not dismissed or stayed for a period of 60 days following such commencement.

§6.2 Remedies.

§6.2.1 Arbitration. In the event an Event of Default has occurred and not been cured within two Business Days from the Loan’s maturity or from the time the Lender makes a demand for payment (and none of the Events of Default specified in Section 6.1(b) or (d) has occurred), the Lender and the Borrower agree that such matter shall be submitted for binding arbitration to an independent arbitrator selected by the Trustees of the Lender and Borrower. If the Lender and Borrower are overseen by separate Trustees, the Trustees of each of Lender and Borrower shall select an independent arbitrator that is satisfactory to each party. Such arbitrator’s decision shall be binding and conclusive between the Lender and the Borrower. Such arbitrator shall submit a written report of any dispute to the Trustees of the affected Funds.

§6.2.2 Other Rights and Remedies. If an Event of Default has occurred and has not been resolved pursuant to Section 6.2.1 or an Event of Default specified in Section 6.1 (b) or (d) has occurred, then the Lender shall be entitled to exercise any and all rights and remedies available to it at law or in equity, including without limitation any rights and remedies that may be available to it under the security agreement referred to in Section 3.11 with respect to the affected Borrower and the Borrower shall pay to the Lender all reasonable expenses and disbursements incurred by the Lender in connection with the enforcement of its rights and remedies under this Agreement including the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto.

Section 7. Notice. Except as otherwise expressly provided herein, all notices hereunder to any party shall be in writing and shall be delivered by hand, mailed by United States registered or certified first-class mail, postage prepaid or sent by telecopy or email, addressed to such party to the attention of the person specified in the following sentence at the address set forth for such party in Schedule A hereto, or to such other person or address as such party may designate to the other party hereto by notice delivered in accordance with this Section 7. All notices to the Borrower shall be addressed to the Treasurer of the Borrower and all notices from the Borrower to the Lender shall be addressed to the Treasurer of the Lender.

Section 8. Amendments. Neither this Agreement nor any provision hereof may be amended in any respect except by a statement in writing executed by the parties hereto.

Section 9. Assignment. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender.

Section 10. Section Headings. The descriptive section headings in this Agreement have been inserted for convenience of reference only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

Section 11. Counterparts. This Agreement and the documents contemplated hereby may be executed simultaneously in any number of counterparts each of which when so executed and delivered shall be an original; but all of which shall together constitute but one and the same document.

Section 12. Separability. If any of the provisions of this Agreement or any instrument delivered hereunder or the application thereof to any party hereto or to any person or circumstances is held invalid, the remainder of this Agreement or such instrument and the application thereof to any party hereto or to any other person or circumstances shall not be affected thereby.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 14. Entire Agreement. This Agreement and the other documents contemplated hereby and executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby.

Section 15. Limitation of Liability of Trustees. This instrument is executed on behalf of the Trustees of the Invesco Funds as trustees and not individually and the obligations of this agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Invesco Funds in accordance with Section 3.10.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as an instrument under seal by its duly authorized officer as of the date first written above.

AIM COUNSELOR SERIES TRUST

(INVESCO COUNSELOR SERIES TRUST), with respect to all Funds other than Invesco Floating Rate Fund which can participate as a lender only)

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

AIM FUNDS GROUP (INVESCO FUNDS GROUP)

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

INVESCO HIGH INCOME TRUST II

INVESCO MANAGEMENT TRUST

INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

INVESCO QUALITY MUNICIPAL INCOME TRUST

INVESCO SECURITIES TRUST

INVESCO SENIOR INCOME TRUST

INVESCO SENIOR LOAN FUND

INVESCO VALUE MUNICIPAL INCOME TRUST

SHORT-TERM INVESTMENTS TRUST

By:	/s/ Sheri Morris
Name:	Sheri Morris
Title:	President, Principal Executive Officer and Treasurer

Accepted and Agreed to with respect to the specific obligations imposed on the undersigned with respect to the Interfund Lending Committee.

INVESCO ADVISERS, INC.

By:	/s/ John. M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

EXHIBIT A

Eligible Borrowers and Lenders for Interfund Lending1

Eligible Borrowers[2]	Eligible Lenders
All Invesco Open-End Funds except: • Invesco Exchange Fund • Invesco Floating Rate Fund	All Invesco Open-End Funds except: • Invesco Exchange Fund

The following Closed-End Funds:

•  Invesco Municipal Income Opportunities Trust

•  Invesco Quality Municipal Income Trust

•  Invesco Value Municipal Income Trust

•  Invesco Dynamic Credit Opportunities Fund

•  Invesco High Income Trust II

•  Invesco Senior Income Trust

•  Invesco Senior Loan Fund

[1]	This list identifies those Invesco Funds eligible to participate in the Interfund Lending Facility as a borrower and/or as a lender pursuant to each Fund’s organizational documents, registration statements and/or other lending arrangements. In the development of its Operating Procedures, the Interfund Lending Committee will further refine this list where participating in the Interfund Lending Facility may create diversification or other challenges for a Fund in light of a Fund’s investment strategy.
[2]	Closed-End Funds are not permitted to be eligible borrowers under the exemptive order, this includes the Interval Fund (Invesco Senior Loan Fund).